EX-FILING
FEES
CALCULATION OF FILING FEE TABLES
424(b)(7)
(Form Type)
Marvell Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.002 per share	Rule 457(c)	4,180,683	$73.73(1)	$308,241,757.59	0.00015310	$47,192

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$308,241,757.59		$47,192

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$47,192

(1)
Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the registrant’s shares of common stock as reported by The Nasdaq Global Select Market on March 6, 2025.